EXHIBIT 5.1

Salley Bowes Harwardt Law Corp.
Barristers and Solicitors
Suite 1750 - 1185 West Georgia Street
Vancouver, B.C., Canada
V6E 4E6

Telephone:  (604) 688-0788
Fax:  (604) 688-0778
Website:  www.sbh.bc.ca

July 7, 2014

Board of Directors
Avino Silver & Gold Mines Ltd.
Suite 900 – 570 Granville Street
Vancouver, British Columbia
V6C 3P1

Dear Sirs:

Re:	Avino Silver & Gold Mines Ltd. (the “Company”)

We have acted as British Columbia counsel for the Company, a British Columbia company. We are furnishing this opinion in connection with a prospectus supplement dated July 7, 2014 (the “Prospectus Supplement”), for the issuance of common shares, no par value per share, of the Company having an aggregate offering price of up to USD$25,000,000 (the “Shares”), pursuant to the Controlled Equity Offering℠ Sales Agreement dated as of December 31, 2013 (the “Sales Agreement”) by and between the Company and Cantor Fitzgerald & Co. (the “Agent”), a registration statement on Form F-3, Registration No. 333-195144 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 9, 2014, the base prospectus dated April 16, 2014 (the “Base Prospectus”) and the Prospectus Supplement (together with the Base Prospectus-the “Prospectus”).

In connection with this opinion, we have examined the Registration Statement and the Prospectus, and such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  As to certain factual matters, we have relied upon a Certificate of Officers of even date (the “Officers’ Certificate”) executed by the President & Chief Executive Officer, and Secretary of the Company, respectively.

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion with respect to the laws of any other jurisdiction.

Our opinion is expressed with respect to the laws of the Province of British Columbia in effect on the date of this opinion. We have no responsibility or obligation to (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Our opinions expressed herein are based on the following assumptions:

(a)
at or prior to the time of the delivery of the Shares, the Registration Statement has  become effective under the Securities Act of 1933, as amended (the “Act”), and such effectiveness will not have been terminated or rescinded;

(b)	the Shares will be offered, issued and sold in compliance with applicable United States Federal and State securities laws and in the manner stated in the Registration Statement and Prospectus; and

(c)	the Company will have received the agreed upon consideration for the issuance of the Shares and such Shares will have been delivered by or on behalf of the Company against payment therefor.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof each Share, when issued, sold and delivered in the manner and for the consideration stated in the Sales Agreement upon payment of the consideration provided therein to the Company, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm on the cover page and under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ SALLEY BOWES HARWARDT LAW CORP.
SALLEY BOWES HARWARDT LAW CORP.